EXHIBIT 107

Calculation of Filing Fee Tables

S-8

(Form Type)

SUMMIT THERAPEUTICS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	457(c)	91,625,751(2)	$3.71(3)	$339,931,536(3)	0.00014760	$50,173.89
Total Offering Amounts					$339,931,536		$50,173.89
Total Fees Previously Paid							$0.00
Total Fee Offsets							$0.00
Net Fee Due							$50,173.89

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of (i) 90,800,000 shares issuable under the 2020 Stock Incentive Plan and (ii) 825,751 issuable under the 2020 Employee Stock Purchase Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $3.71, the average of the high and low prices of the registrant’s common stock on the Nasdaq Global Market on April 26, 2024, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, for the 90,800,000 shares issuable under the 2020 Stock Incentive Plan and the 825,751 shares issuable under the 2020 Employee Stock Purchase Plan. Pursuant to the 2020 Employee Stock Purchase Plan, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lesser of the closing price of the common stock on (i) the first business day of the applicable offering period and (ii) the exercise date.